Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

AMONG

LAUNCH PROJECT, LLC,

CHAD NUSS, as Representative

THE MEMBERS OF LAUNCH PROJECT, LLC

SUNSET DIRECT, INC.

AND

RAINMAKER SYSTEMS, INC.

Dated July 1, 2005

TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibit A	- Assets
Exhibit B	- Insider Trading Policy
Exhibit C	- Escrow Agreement
Exhibit D	- Reserved
Exhibit E	- Non-Compete Agreements
Exhibit F	- Loss Certificate
Exhibit G	- Members’ Pro Rata Interest for Section 8(c)(iii)
Schedule 5(d)	- Liens
Schedule 5(g)	- Financial Reports
Schedule 5(h)	- Litigation
Schedule 5(k)	- Taxes
Schedule 5(o)	- Employment Plans
Schedule 5(q)	- Intellectual Property
Schedule 5(t)	- Contract Issues
Schedule 5(r)	- Brokers and Finders Fees

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made this 1st day of July 2005 (the “Closing Date”), by and among Launch Project, LLC (“Seller”), Chad Nuss, as Representative of the Members (the “Representative”), the individuals listed on the signature page hereto (each, a “Member” and collectively, the “Members”), Sunset Direct, Inc., an Idaho corporation (“Buyer”) and Rainmaker Systems, Inc., a Delaware corporation (“Rainmaker”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of providing an end-to-end sales outsourcing service (the “Business”);

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, assign and transfer to Buyer, certain of the assets of Seller in consideration for the purchase price, and upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Members are the beneficial owners of Seller and have approved the sale of the Assets (as hereinafter defined) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Sale and Transfer of Assets. On the Closing Date, subject to the terms and conditions hereinafter set forth, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the right, title and interest of Seller in and to all its assets, other than the Excluded Assets (as defined below) (the assets sold, conveyed, assigned and transferred by Seller to Buyer are hereinafter collectively referred to as the “Assets”) including:

(a) software product commonly referred to as “iSales”, which also includes the “iDatabase”, as further described on Exhibit A hereto;

(b) all prepaid amounts received for work to be performed by Seller on or after the Closing Date;

(c) all Intellectual Property rights associated with the foregoing. For purposes of this Agreement, “Intellectual Property” shall mean any of the following: (1) U.S. and non-U.S. patents, and applications for either; (2) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the corresponding Internet sites (collectively, the “Sites”); (5) trade secrets and proprietary information not otherwise listed in (1) through (4) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (6) any good will associated with any of the foregoing.

Notwithstanding anything to the contrary contained herein, it is understood that Seller is not selling and Buyer is not buying (i) any real property or leasehold interests or leasehold improvements in real property of Seller; (ii) the minute books, stock record books, stock ledgers and tax records of Seller; (iii) any contracts or assets not listed in Exhibit A; or (iv) any interest in and to 6 Consulting, Ltd., a private limited company organized under the laws of the United Kingdom (collectively, the “Excluded Assets”).

2. Purchase Price, Escrow.

(a) In full consideration for the purchase by Buyer of the Assets, Buyer shall: (i) cause to be issued to Seller seven hundred thousand (700,000) unregistered shares of Rainmaker common stock, par value $0.001 (the “Buyer Shares”); and (ii) pay forty thousand dollars ($40,000) (the “Contingent Cash Consideration”) in accordance with Section 2(c).

(b) At the Closing Date, Buyer shall deliver twenty percent (20%) of the Buyer Shares (the “Escrow Fund”) to The Bank of New York Trust Company, N.A., as escrow agent (the “Escrow Agent”), which shall be held in escrow (the “Escrow”) subject to the escrow agreement attached hereto as Exhibit C (the “Escrow Agreement”) for the purposes of securing the Seller’s and the Members’ indemnity obligations under this Agreement. Buyer Shares deposited into the Escrow Fund shall be deducted from the number of shares of Buyer Shares otherwise deliverable to Seller. In accordance with the terms of the Escrow Agreement, twelve months following the Closing Date (or, if such date is not on a Business Day, the first Business Day thereafter), the Escrow Agent will deliver all Buyer Shares remaining in the Escrow Fund to the Seller. Subject to and in accordance with the terms of the Escrow Agreement, the Escrow Agent may withhold from such delivery the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided that the withheld amount, to the extent not applied in satisfaction of indemnification obligations, shall be delivered to the Seller as described above promptly upon resolution of such dispute; and provided further, the Escrow Agent shall withhold from such delivery the equivalent of any liabilities set forth in Section 4(a) that remain outstanding until such time as all such liabilities are fully discharged. For purposes of this Agreement, “Business Day” means shall mean any day, other than a Saturday, Sunday or a day on which banks located in San Francisco, California, shall be authorized or required by law to close.

(c) The Contingent Cash Consideration shall be utilized to the full extent necessary to satisfy amounts owed by Seller in connection with liabilities asserted in that certain letter dated March 30, 2005 and the included Proposed Notice of Assessment from the Employment Development Department of the State of California (the “EDD Liability”). Seller hereby covenants in favor of Buyer and Rainmaker that Seller shall diligently and in good faith attempt to resolve the EDD Liability as soon as possible on terms advantageous to the Seller. The Contingent Cash Consideration shall not be due and payable by Buyer until Seller resolves such EDD Liability. Upon resolution of the EDD Liability, Seller shall deliver written notice thereof to Buyer including a copy of the official notice of assessment of the EDD Liability, which shall be in form and substance reasonably satisfactory to Buyer (the “EDD Official Assessment”). Upon Buyer’s receipt of the EDD Official Assessment in form and substance reasonably satisfactory to Buyer, Buyer will, within five Business Days of such receipt, pay the Contingent Cash Consideration (as it may be reduced pursuant to the following sentence) to Seller by check or by wire transfer to such account as may be specified by Seller. Without limiting the indemnification obligations of Seller and each Member under Section 15 hereof, in the event that, contrary to the intent of this Agreement, Buyer or Rainmaker is for any reason required to expend any funds or incur any liability in connection with the EDD Liability, the amount of such expended funds and liabilities shall be deducted from the Contingent Cash Consideration delivered to Seller.

3. Lock-Up; Securities Laws Restrictions; Legend.

(a) The Seller and each Member agree that the Buyer Shares delivered to Seller at Closing (the “Delivered Shares”) shall only be sold, transferred, pledged, disposed of or encumbered in accordance with the following:

(i) 100% of the Delivered Shares may not be sold, transferred, pledged, disposed of or encumbered for 50 days after the Closing Date;

(ii) 10% of the Delivered Shares, may be sold, transferred, pledged, disposed of or encumbered on the date commencing 51 days after the Closing Date;

(iii) An additional 40% of the Delivered Shares, may be sold, transferred, pledged, disposed of or encumbered on the date commencing 181 days after the Closing Date;

(iv) An additional 25% of the Delivered Shares, may be sold, transferred, pledged, disposed of or encumbered on the date commencing 271 days after the Closing Date; and

(v) The final 25% of the Delivered Shares, may be sold, transferred, pledged, disposed of or encumbered on the date commencing 366 days after the Closing Date.

Buyer Shares subject to the Escrow Fund may not be sold, transferred, pledged, disposed of or encumbered.

(b) Notwithstanding the preceding Section 3(a), the Seller and each Member agree that all sales, transfers, pledges, disposals or encumbrances of Buyer Shares shall be effected in compliance with all applicable federal and state securities laws. In addition, the Seller and each Member agree to be bound by the Insider Trading Policy of Rainmaker Systems, Inc., a copy of which is attached hereto as Exhibit B.

(c) Upon issuance at Closing, each certificate representing Buyer Shares shall bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE AND TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE ISSUER TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL LOCK-UP PERIOD PURSUANT TO THAT CERTAIN ASSET PURCHASE AGREEMENT AMONG THE ISSUER, SUNSET DIRECT, INC., LAUNCH PROJECT LLC AND THE MEMBERS PARTY THERETO. PRIOR TO THE EXPIRATION OF SUCH LOCK-UP PERIOD, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, DISPOSED OF, ENCUMBERED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER, PLEDGE, DISPOSAL, ENCUMBRANCE OR ASSIGNMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH ITS TRANSFER AGENT) WHEN THE LOCK-UP PERIOD HAS EXPIRED.”

4. Assumption of Liabilities.

(a) Without limiting Section 4(b) below, the Parties agree and acknowledge that prior to the Closing Date, Seller will pay or reserve against the following liabilities: (i) sales commissions owed to the Members in connection with performed services as follows: (a) $23,925.86 to Rory Sheen; (b) $2,200 to Vincent Fontana; and (c) $4,800 to Chad Nuss (which amounts include taxes withheld and paid to applicable agencies); (ii) fees of the Buynak Law Corporation in connection with the EDD audit, not to exceed $10,000; (iii) fees of McNichols Randick O’Dea & Tooliatos, LLP in connection with this transaction, not to exceed the amount set forth in Section 23 of this Agreement; (iv) tax consultation expenses in connection with the transactions hereunder in the amount of $2,507; and (v) miscellaneous costs and expenses incurred by Seller and Members in connection with the transactions hereunder, not to exceed $5,000.

(b) Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer shall not assume and shall not be liable for any liabilities and obligations of Seller, the Members or the Business of whatever nature whether presently in existence or arising hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume and shall not be liable for any of the following liabilities or obligations of Seller or the Members: (i) any and all taxes levied by and owing to any foreign, federal, state or local taxing authority with respect to the ownership or use of the Assets or the conduct of the Business by Seller (including, without limitation, the EDD Liability); (ii) any liabilities or obligations related to the Excluded Assets or which are not directly incident to or arising out of or incurred with respect to the Business; (iii) all lawsuits, claims and other liabilities or obligations arising in connection with all actions, suits, claims, investigations or proceedings to the extent relating to the conduct of the Business or the ownership of the Assets by Seller; (iv) all liabilities or obligations relating to the employment, failure to employ or termination of employment of any individual with respect to the Business by Seller or relating to or under any labor agreements or employee benefit or compensation arrangements, plans, programs, policies, practices or agreements, including, without limitation, severance or accrued vacation pay, of Seller or for the benefit of employees of Seller; (v) any liability arising under Environmental Laws (as such term is defined in Section 5(j) hereof) with respect to the conduct of the Business by Seller; (vi) any indebtedness for borrowed money or otherwise; (vii) any amounts payable to Seller’s affiliates; or (viii) any workers’ compensation claims relating to employees of Seller.

5. Representations and Warranties of Seller and Members. Seller and each Member jointly and severally represent and warrant to Buyer as follows:

(a) Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Seller has the full power and authority to own its properties, to carry on its business as presently conducted and to sell and convey the Assets to Buyer.

(b) Execution and Effect of Agreement. Seller and each Member has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Seller’s and each Member’s obligations hereunder have been duly authorized by all necessary action on the part of Seller and each Member. This Agreement has been duly executed and delivered by Seller and each Member and constitutes the legal, valid and binding obligation of Seller and each Member, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(c) No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of Seller’s Articles of Organization dated January 31, 2002 or Seller’s Amended and Restated Operating Agreement dated February 28, 2005, (ii) (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Seller or any Member is a party or by which it is bound, or (iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or, any law, rule or regulation applicable to Seller or any Member, nor will the same result in the creation of any Liens (as such term is defined in Section 5(d) hereof) upon any of the Assets.

(d) Title to Assets. Seller is the owner of the Assets, and, by the execution and delivery on the Closing Date of the instruments of transfer provided for herein and such other documents as may reasonably be requested by Buyer or its counsel, Buyer will be vested with good and valid title to each of the Assets, free and clear of all liens, mortgages, pledges, imperfections of title, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever (collectively, “Liens”). Except as set forth on Schedule 5(d) hereto, there are no Liens on any of the Assets as of the date hereof.

(e) Absence of Certain Changes or Events. Since June 10, 2005, the Business has been conducted only in the ordinary course, consistent with past practice and there has not been: (i) any event or circumstance which is reasonably likely to have a material adverse effect on the Assets of the Business (a “Material Adverse Effect”), (ii) any damage, destruction, or casualty loss, whether or not covered by insurance, to any Assets, (iii) any disposition by Seller of any assets relating to the Business other than in the ordinary course of business consistent with past practice, (iv) any Lien created on any Asset, other than the Liens referenced on Schedule 5(d) hereto, (v) any loss or threatened or prospective loss by the Business of all or a significant portion of a significant customer’s business, or (vi) the agreement of Seller or any of its affiliates to do any of the foregoing.

(f) Compliance with Laws. The Business has been conducted, and is presently being conducted in compliance with all applicable requirements of laws, ordinances, regulations and rules and all applicable requirements of governmental bodies and agencies having jurisdiction over Seller, except for such non-compliance as is not reasonably likely to have a Material Adverse Effect.

(g) Financial Reports. Attached as Schedule 5(g) are certain financial reports, including the June 10, 2005 financial reports, respectively, and customer information of Seller previously delivered to Buyer, which are true and correct in all material respects. All such reports are properly and accurately kept and are complete in all material respects, and there are no material inaccuracies, undisclosed liabilities or discrepancies contained or reflected therein.

(h) Litigation: Consents. Except as set forth in Schedule 5(h) hereto, there is no action, suit, litigation, administrative or arbitration proceeding or formal governmental inquiry or investigation pending or threatened against Seller or any Member with respect to the Assets of the Business or which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Neither Seller nor any Member is in violation of any term of any judgment, decree, injunction or order entered by any court or governmental authority and outstanding against it relating to or with respect to the Business or any Asset. Except as set forth in Schedule 5(d) hereto, no consent, approval or authorization of or filing with any governmental authority or other third party on the part of Seller or any Member is required in connection with the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(i) Employees. There are no pending or threatened strikes, work stoppages, slowdowns, grievances or other labor disputes with respect to individuals employed by Seller in connection with the Business. There are no pending or threatened complaints or charges with any federal, state or local governmental agency or court with respect to any individual or group of individuals employed by Seller in connection with the Business alleging employment discrimination, wrongful termination, any unfair labor practice charges or any other employment-related claim. No individuals employed by Seller in connection with the Business are represented by any labor organization, and no group of such individuals or labor organization with respect to such individuals have made a demand for recognition or have filed a petition seeking a representation proceeding with the National Labor Relations Board within the past two years.

(j) Environmental Matters. To the knowledge of the employees, officers and directors of Seller, the operations of the Business are in compliance in all material respects with all applicable federal, state, local or other governmental statutes, codes, rules, regulations, ordinances, decrees, orders or other requirements of law relating to the protection of human health and safety or the environment (collectively, “Environmental Laws”) and all permits issued pursuant to Environmental Laws.

(k) Taxes. Seller has accurately prepared and duly and timely filed all tax returns required to be filed by Seller or on behalf of Seller on or prior to the date hereof. Except as set forth on Schedule 5(k) hereto, all taxes owed by or with respect to Seller (whether or not shown on any tax return) have been paid in full. The Seller is not currently the beneficiary of any extension of time within which to file any tax return. No deficiencies for any taxes have been asserted or assessed against Seller which remains unpaid. There are no tax Liens upon any of the Assets of Seller. All amounts required to be withheld by Seller (including from employees of the Business for income taxes, social security and other payroll taxes) have been collected and withheld and have been paid to the respective governmental agencies. None of the Assets is treated as being owned by a person other than Seller for tax purposes.

For purposes of this Agreement, the term (i) “tax” shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to the United States of America or any State, local or foreign governmental entity, whether computed on a separate, consolidated, unitary, combined or any other basis, including liability arising as a transferee or successor-in-interest; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax; and (ii) “tax return” shall mean any return, declaration, report, claim for refund, information return or statement relating to taxes, including any Schedules or attachments thereto, and including any amendment thereof.

(l) Permits and Approvals. Seller has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities of the Business (collectively, the “Permits”) necessary or required for the conduct of the Business as presently conducted by Seller. Within the past eighteen months, Seller has not received a written notice alleging a violation or probable violation or notice of revocation or other written communication from or on behalf of any governmental entity, which violation has not been corrected or otherwise settled, alleging (i) any violation of any Permit or (ii) that Seller requires any Permit not currently held by Seller.

(m) Inventory. The Inventory relating to the Business was acquired by Seller in the ordinary course of business, and Seller has good and valid title to the Inventory.

(n) Fixed Assets. The Fixed Assets are in working condition and working order (normal wear and tear excepted), suitable for the purposes for which they are used in the Business.

(o) Employee Benefit Plans. Set forth in Schedule 5(o) is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by the Seller or any affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 5(o), any predecessors to the Seller or its affiliates and all employers (whether or not incorporated) that would be treated together with the Seller, any such affiliate and/or the Members as a single employer within the meaning of Section 414 of the Internal Revenue Code (the “Code”) or to which the Seller or any affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the “Employee Benefit Plans”). No Employee Benefit Plan is sponsored or maintained by Seller. Neither Seller nor any of its affiliates (nor any employer (whether or not incorporated) that would be treated together with Seller, or any such affiliate as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)), has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or subject to Section 412 of the Code, or Section 302 or Title IV of ERISA. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, has, as currently in effect, been determined to be so qualified by the Internal Revenue Service, and since the date of each such determination, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination. Seller has not incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) of Seller under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee pension benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA. No asset or property of Seller is or may be subject to any lien arising under Section 412(n) of the Code or Section 302(f) of ERISA. Seller has not been, and does not expect to be, required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code. Seller has complied in all respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and will comply with all COBRA obligations arising in connection with the transactions contemplated hereby, and Seller nor any is not subject to any liability as a result of any failure to administer or operate any “group health plan” (as defined in COBRA) in compliance with COBRA. Full payment has been made of all amounts which Seller is required under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. No litigation or administrative or other proceeding, audit, examination or investigation is pending or asserted, or, to the best knowledge of Seller, threatened, anticipated or expected to be asserted with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course). The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any present or former employee or director of Seller.

(p) Investment. Seller and each Member (a) understands that the Buyer Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Buyer Shares solely for their own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring and holding the Buyer Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, (f) was at no time presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising relating to Buyer or any investment in the Buyer Shares and (g) is an Accredited Investor for purposes of the Securities Act and any applicable state securities laws, or has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

(q) Intellectual Property. Schedule 5(q) sets forth each and every item of Intellectual Property owned by the Seller, except that (i) copyrights which are not the subject of a registration or application therefor, and (ii) items included in subsection (5) of the definition of Intellectual Property contained in Section 1(c) herein, shall be listed only if they are material to the business of the Seller.

(i) Schedule 5(q) sets forth each and every item of Intellectual Property licensed by the Seller as licensor together with the (i) owner, (ii) the licensee, (iii) the jurisdiction(s) where licensed for use, (iv) the royalty or other fees payable by the licensee, and (v) the license agreement, listed by date of earliest expiry, with respect to each such item.

(ii) Schedule 5(q) sets forth each and every license or other agreement by which the Seller has obtained rights under any Intellectual Property (other than licenses arising from the purchase of standard “off the shelf” products), together with the (i) identity of the licensor, (ii) the type of rights licensed, (iii) the Intellectual Property licensed, (iv) the royalty or other fees payable by the Seller and (v) the license agreement listed by date of earliest expiry.

(iii) The Intellectual Property and rights under licenses and agreements set forth on Schedule 5(q) includes all Intellectual Property rights necessary or material to the Seller to conduct its business as and where conducted on the Closing Date and the Seller uses no

Intellectual Property which is not owned by the Seller or licensed under an agreement listed in Schedule 5(q). The Seller’s business operations (including the marketing, licensing, sale or distribution of products or services and the general conduct and operation of the business of the Seller) do not violate, infringe, misappropriate or misuse any Intellectual Property rights.

(iv) Each item of Intellectual Property listed on Schedule 5(q), shown as registered, filed, issued or applied for, has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the various jurisdictions (national and local) indicated on such Schedule, and except as set forth on such Schedule, each such registration, filing and/or issuance (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect as of the Closing Date. Except as set forth on Schedule 5(q), there are no actions that must be taken or payments that must be made by the Seller within one hundred and eighty (180) days following the Closing Date that, if not taken, will adversely affect the Intellectual Property or the right of the Seller to use same as and where used as of the Closing Date. The Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property set forth on Schedule 5(q).

(v) Copies of all items of Seller Intellectual Property which have been reduced to writing or other tangible form have been delivered by the Seller to Buyer (including true and complete copies of all related licenses, and amendments and modifications thereto).

(vi) With respect to each item of Intellectual Property listed on Schedule 5(q), no notice of a material default of such license has been sent or received by the Seller which default remains uncured, and the execution, delivery or performance of the Seller’s obligations hereunder and under the other instruments and agreements to be executed and delivered as contemplated hereby will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Seller and the relevant other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(vii) Except as set forth on Schedule 5(q), the Seller has not received any notice of any claim, or a threat of any claim, from any third party, and no third party claims are pending (i) challenging the right of the Seller to use any Intellectual Property or alleging any violation, infringement, misuse or misappropriation by the Seller of Intellectual Property or indicating that the failure to take a license would result in any such claim, or (ii) challenging the ownership rights of the Seller in any Seller Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Seller Intellectual Property.

(viii) Except as set forth on Schedule 5(q), the Seller has not made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee, consultant, or contractor or former employee, consultant, or contractor of the Seller) of its rights to, or in connection with, any Seller Intellectual Property, which claim is pending. Except as set forth on Schedule 5(q), the Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(ix) The Seller has secured valid written assignments from all consultants, contractors and employees who contributed to the creation or development of Seller Intellectual Property of the rights to such contributions that the Seller does not already own by operation of law.

(x) Except as set forth on Schedule 5(q), the Seller has published internal policies and taken all other necessary and reasonable steps to protect and preserve the confidentiality of all the Seller’s trade secrets and other proprietary and confidential information including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes and all disclosure of such information to, and use by, any third party (other than to competent regulators, accountants and counsel, in each instance acting in their professional capacities) has been pursuant to the terms of a written confidentiality agreement between such third party and the Seller. To the knowledge of the Seller or the Members, the Seller has not breached any agreements of non-disclosure or confidentiality and is not currently alleged or claimed to have done so.

(r) Brokers and Finders Fees. Except as set forth on Schedule 5(r), no person is or will be entitled to any brokerage commissions or finder’s fees in connection with the transactions described in this Agreement as a result of any action taken by Seller or any Member.

(s) Disclosure. None of this Agreement, the financial statements referred to in Section 5(g) (including the footnotes thereto), any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to Buyer or its representatives by or on behalf of the Members, the Seller or any of their respective managers, officers or employees in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Members that would have a Material Adverse Effect with respect to the Seller which has not been set forth in this Agreement, the financial statements referred to in Section 5(g) (including the footnotes thereto) or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

(t) Contracts. Except as set forth on Schedule 5(t), each material contract of the Seller is in full force and effect and there exists no (i) default or event of default by the Seller or, to the knowledge of the Seller or the Members, any other party to any such contract with respect to any material term or provision of any such contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Seller or, to the knowledge of the Seller or the Members, any other party thereto, with respect to any material term or provision of any such contract. The Seller has not violated any of the material terms or conditions of any contract or agreement and, to the knowledge of the Seller or the Members all of the covenants to be performed by any other party thereto have been fully performed in all material respects. The Seller has delivered to Buyer true and complete copies, including all amendments, of each material contract.

6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and each Member as follows:

(a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and has full corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

(b) Execution and Effect of Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions effected hereby will (i) violate or conflict with any provision of Buyer’s Articles of Incorporation or By-Laws, (ii) (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Buyer is a party or by which it is bound, or (iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

(d) Buyer Shares. Buyer holds, and will be transferring, good and full title to the Buyer Shares free and clear of any and all liens, encumbrances and security interests.

7. Representations and Warranties of Rainmaker. Rainmaker hereby represents and warrants to Seller and each Member as follows:

(a) Organization and Good Standing. Rainmaker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

(b) Execution and Effect of Agreement. Rainmaker has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Rainmaker’s obligations hereunder have been duly authorized by all necessary corporate action on the part of Rainmaker. This Agreement has been duly executed and delivered by Rainmaker and constitutes the legal, valid and binding obligation of Rainmaker, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions effected hereby will (i) violate or conflict with any provision of Rainmaker’s Certificate of Incorporation or By-Laws, (ii) (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Rainmaker is a party or by which it is bound, or (iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Rainmaker.

(d) Capitalization. The authorized capital stock of Rainmaker consists of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which approximately 54,775,361 shares of common stock and no shares of preferred stock are outstanding on the date of this Agreement. There are no treasury shares held by Rainmaker. All issued and outstanding shares of common stock are, and all of the Buyer Shares issuable pursuant to this Agreement when issued as provided herein will be, duly authorized, validly issued, fully paid and non-assessable.

8. Covenants.

(a) Public Announcements. Neither the Seller nor any Member shall, nor shall any of their respective affiliates, without the approval of the Buyer, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement.

(b) Notification of Certain Matters, Further Assurances. Seller and the Members shall give prompt notice to Buyer of any of the following which occurs, or of which any of them becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any material contract; (ii) the occurrence or existence of any fact, circumstance or event which would result in (A) any representation or warranty made by Seller or a Member in this Agreement or in any Schedule, Exhibit or certificate or delivered herewith, to be untrue or inaccurate or (B) the failure of any condition precedent to either party’s obligations; and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. The Seller and the Members shall use commercially reasonably efforts to obtain any consents, execute any documents and take such other actions as may reasonably be necessary to fulfill the objectives of this Agreement.

(c) Registration.

(i) As soon as commercially practicable, but no later than the date that is 40 days following the Closing Date, and subject in either event to each Member providing all required information in connection with the below described registration a reasonable amount of time prior to such date, Rainmaker at its expense shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 with respect to the shares of Buyer Shares hereunder (the “Registration Statement”) and (b) use commercially reasonable efforts (1) to cause the Registration Statement to become effective as soon as possible thereafter, and (2) to maintain the effectiveness of the Registration Statement until the earlier of (x) the Members’ disposition of all such registered shares or (y) the Members being able to dispose of all such registered shares pursuant to Rule 144(k) of the Securities Act. If (i) in the good faith judgment of the Board of Directors of Rainmaker, the filing of a Registration Statement covering such shares of Buyer Shares would be detrimental to Rainmaker and the Board of Directors of Rainmaker concludes, as a result, that it is in the best interests of Rainmaker to defer the filing of such Registration Statement at such time, and (ii) Rainmaker shall furnish to the Members a certificate signed by an executive officer of Rainmaker stating that in the good faith judgment of the Board of Directors of Rainmaker, it would be detrimental to Rainmaker for such Registration Statement to be filed in the near future and that it is, therefore, in the best interests of Rainmaker to defer the filing of such Registration Statement, then Rainmaker shall have the right to defer such filing, provided that Rainmaker shall not defer its obligation in this manner for more than 60 days. Rainmaker shall bear all expenses incurred in connection with the registration and qualification of the shares registered pursuant to this Section 8(c), and the Members shall pay all fees and expenses of counsel to the Members. Each Member shall cooperate with Rainmaker in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to Rainmaker such information relating to such Member and such further and supplemental information as may be necessary or as may be reasonably requested by Rainmaker for use in the Registration Statement and any amendments or supplements thereto. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the Securities and Exchange Commission (the “SEC”) regarding the Registration Statement or any amendment or supplement thereto, and Rainmaker will advise the Members after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the Buyer Shares for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.

(ii) To the extent permitted by applicable law, Rainmaker will indemnify each Member with respect to any registration effected pursuant to this Section 8(c) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) made in such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Rainmaker of the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or any rule or regulation thereunder applicable to Rainmaker and relating to action or inaction required of Rainmaker in connection with any such registration, qualification or compliance, and will reimburse each of the Members for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Rainmaker will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to Rainmaker by any Member and stated to be specifically for use therein.

(iii) To the extent permitted by applicable law, the Members, severally on a pro rata basis based upon the number of Buyer Shares set forth opposite the name each Member on Exhibit G hereto, will indemnify Rainmaker, each of its directors and officers, agents, representatives and Affiliates and each person who controls Rainmaker within the meaning of Section 15 of the Securities Act against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, or any prospectus, offering circular or other document made by any Member, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by any Member therein not misleading, and will reimburse Rainmaker for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement, or such prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Rainmaker by any Member and stated to be specifically for use therein; provided, however, that the obligations of each of the Members under this Section 8(c) shall be limited to an amount equal to the net proceeds to such Members of securities sold as contemplated herein.

(iv) Each party entitled to indemnification under this Section 8(c) (the “Section 8(c) Indemnified Party”) shall give notice to the party required to provide indemnification (the “Section 8(c) Indemnifying Party”) promptly after such Section 8(c) Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Section 8(c) Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Section 8(c) Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Section 8(c) Indemnified Party (whose approval shall not unreasonably be withheld) and the Section 8(c) Indemnified Party may participate in such defense at such party’s expense (unless the Section 8(c) Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Section 8(c) Indemnifying Party and the Section 8(c) Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Section 8(c) Indemnifying Party), and provided further that the failure of any Section 8(c) Indemnified Party to give notice as provided herein shall not relieve the Section 8(c) Indemnifying Party of its obligations hereunder except to the extent that the Section 8(c) Indemnifying Party is materially prejudiced thereby. No Section 8(c) Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Section 8(c) Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Section 8(c) Indemnified Party of a release from all liability in respect to such claim or litigation. Each Section 8(c) Indemnified Party shall furnish such information regarding itself or the claim in question as a Section 8(c) Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(v) If the indemnification provided for in this Section 8(c) is held by a court of competent jurisdiction to be unavailable to a Section 8(c) Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Section 8(c)

Indemnifying Party, in lieu of indemnifying such Section 8(c) Indemnified Party hereunder, shall contribute to the amount paid or payable to such Section 8(c) Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Section 8(c) Indemnifying Party on the one hand and of the Section 8(c) Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Section 8(c) Indemnifying Party and of the Section 8(c) Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Section 8(c) Indemnifying Party or by the Section 8(c) Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of each of the Members hereunder shall be limited to an amount equal to the net proceeds to such Members of securities sold as contemplated herein.

(vi) For not more than 20 consecutive days or for a total of not more than 45 days in any 12 month period, Rainmaker may delay the disclosure of material non-public information concerning Rainmaker, by suspending the use of any prospectus, offering circular or other document (including any related registration statement, notification or the like) prepared in connection with any registration to be effected pursuant to this Section 8(c) containing such information, the disclosure of which at the time is not, in the good faith opinion of Rainmaker, in the best interests of Rainmaker (an “Allowed Delay”); provided, that Rainmaker shall promptly (a) notify the Members in writing of the existence of (but in no event, without the prior written consent of a Members, shall Rainmaker disclose to such Members any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Members in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(vii) During the period when copies of the Registration Statement prospectus are required to be delivered under the Securities Act or the Exchange Act, Rainmaker shall file all documents required to be filed with the SEC pursuant to Section 13, 14, or 15 of the Exchange Act within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder.

(viii) Until the earlier of (i) the date on which the Buyer Shares may be resold by the Members without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the Buyer Shares issued to the Members hereunder has been sold pursuant to the Registration Statement or Rule 144 under the Securities Act or any other rule of similar effect, the Rainmaker shall timely file all reports required to be filed by it under the Securities Act and the Exchange Act.

(d) Buyer or Rainmaker shall file documents required of the Buyer or Rainmaker for customary Blue Sky clearance in all states requiring Blue Sky clearance; provided, however, that the Buyer or Rainmaker shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

9. Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby on the Closing Date is, at the option of Buyer, subject to the satisfaction of the following conditions:

(a) Each of the representations and warranties of Seller and each Member contained in Section 5 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need to be true and correct in all material respects only as of such date).

(b) Seller shall have obtained all required consents to the transactions contemplated hereby, and shall have arranged for the release of all Liens which encumber any of the Assets.

(c) Since June 10, 2005, no event shall have occurred which has resulted in or is reasonably likely to result in a Material Adverse Effect.

(d) No order of any court or other governmental or regulatory body restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby shall be in effect or be threatened or sought by any governmental or regulatory body. No litigation shall be pending which if adversely determined could have a Material Adverse Effect on the Assets or the Business or Buyer as the owner thereof.

(e) Buyer shall have received each of the certificates, documents, agreements and other instruments set forth in Section 11(c) hereof.

(f) Buyer shall be satisfied with the results of its due diligence investigation of the Assets and the Business.

10. Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is, at the option of Seller, subject to the satisfaction of the following conditions:

(a) Each of the representations and warranties of Buyer contained in Section 6 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

(b) Each of the representations and warranties of Rainmaker contained in Section 7 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

(c) No order of any court or other governmental or regulatory body restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby shall be in effect or be threatened or sought by any governmental or regulatory body.

(d) Seller shall have received each of the certificates, documents, agreements and other instruments set forth in Section 11(d) hereof

(e) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental or regulatory body necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(f) Seller and Buyer shall have agreed upon a transition plan of existing consultant contracts of Seller.

11. The Closing.

(a) The Closing of the sale of the Assets pursuant to this Agreement (herein referred to as the “Closing”) shall take place at the offices of White & Case, LLP, San Francisco, CA 94111 on the date hereof.

(b) All corporate actions and proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel. All corporate actions and proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All corporate actions and proceedings taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(c) At the Closing, Seller shall deliver to Buyer the following:

(i) Such bills of sale, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance to vest in Buyer title to the Assets, free and clear of all Liens, in accordance herewith;

(ii) Recent certificates of good standing for Seller issued by the Secretary of State of California and the Franchise Tax Board;

(iii) An incumbency and specimen signature certificate, dated the Closing Date, from Seller with respect to the managers of Seller executing this Agreement and any other document delivered hereunder by or on behalf of Seller;

(iv) A certificate of Seller, dated the Closing Date, signed by an authorized executive officer of Seller, certifying as to the matters set forth in Sections 9(a), 9(b), 9(c), and 9(d) hereof;

(v) A copy of the resolutions adopted by the members and managers of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized officer of Seller, as of the Closing Date;

(vi) All required consents to the transactions contemplated hereby and releases for all Liens which encumber the Assets;

(vii) Such other documents and instruments as may be reasonably requested by Buyer or its counsel to effectuate the terms of this Agreement.

(d) At the Closing, Buyer shall deliver to Seller the following:

(i) A recent certificate of good standing for Buyer issued by the Secretary of State of Idaho;

(ii) An incumbency and specimen signature certificate, dated the Closing Date, from Buyer with respect to the officers or other authorized persons of Buyer executing this Agreement and any other document delivered hereunder by or on behalf of Buyer;

(iii) A certificate of Buyer, dated the Closing Date, signed by an executive officer or other authorized person of Buyer, certifying as to the matters set forth in Section 10(a) hereof;

(iv) Non-Compete Agreements with Chad Nuss, Vincent Fontana and Rory Sheen in substantially the form of Exhibit D-1, Exhibit D-2 and Exhibit D-3, respectively, hereto;

(v) Such other documents and instruments as may be reasonably requested by Seller or its counsel to effectuate the terms of this Agreement.

(e) At the Closing, Rainmaker shall deliver to Seller the following:

(i) A recent certificate of good standing for Rainmaker issued by the Secretary of State of Delaware;

(ii) An incumbency and specimen signature certificate, dated the Closing Date, from Rainmaker with respect to the officers of Rainmaker executing this Agreement and any other document delivered hereunder by or on behalf of Rainmaker;

(iii) A certificate of Rainmaker, dated the Closing Date, signed by an executive officer of Rainmaker, certifying as to the matters set forth in Section 10(b) hereof;

(iv) Such other documents and instruments as may be reasonably requested by Seller or its counsel to effectuate the terms of this Agreement.

12. Further Assurances. Seller, the Members, Buyer and Rainmaker shall, whenever and as often as reasonably requested to do so by the other, do, execute, acknowledge and deliver any and all such other and further acts, assignments and transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance to Buyer contemplated hereby.

13. Labor and Employment Matters.

(a) On and after the Closing Date, all hiring and staffing decisions in connection with the use of the Assets purchased by Buyer shall be within Buyer’s sole and exclusive discretion and control. Those employees of Seller to whom Buyer shall not offer employment or who decline the employment offer of Buyer shall remain in the employ of Seller, or at its option, may be terminated by Seller in accordance with its personnel policies and at its expense. Seller agrees that to the extent the foregoing triggers any notice obligations under the Worker Adjustment and Retraining Notification Act (WARN), Seller shall be responsible for providing, and shall be liable to any persons or entities who do not receive, any required notices. Employees of Seller who become employees of Buyer by accepting Buyer’s offer of employment shall be subject to all rules, regulations, requirements and policies applicable to new hires of Buyer.

Buyer shall not assume any employment contracts of whatever nature or any obligations arising out of any employment contracts, express or implied, oral or written, individual or collective, between Seller and any of Seller’s employees. Nor shall Buyer assume any obligations arising out of any pension benefit, employee welfare benefit, bonus, deferred compensation, stock purchase, stock option, severance, fringe benefit, medical insurance, life insurance or similar plan, policy or program of Seller, whether or not covered or excluded from coverage under ERISA. Seller shall be solely responsible for complying with all of its obligations, if any, to its employees, including compliance with the provisions of ERISA, the Multi-Employer Pension Plan Amendments Act of 1980 (MPPAA), and WARN.

14. Survival of Representations and Warranties. Each of the representations and warranties contained herein shall survive the Closing and remain in full force and effect for a period of 12 months following the Closing Date, except that the representations and warranties contained in Sections 5(a), (b) and (k) hereof shall survive indefinitely.

15. Indemnification.

(a) Subject to the limitations set forth in Section 15(c), the Seller and each Member, jointly and severally, agree to indemnify and hold Buyer and its affiliates and their respective parents, stockholders, officers, directors, employees, agents, successors and assigns (each a “Buyer Indemnitee”), harmless on an after tax basis from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred or paid, directly or indirectly, through application of the Seller’s or Buyer’s assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by the Seller or any Member in this Agreement (whether or not contained in Section 5) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; (ii) any breach by the Seller or any Member of any of its covenants or agreements contained herein (including, without limitation, discharge of the liabilities set forth in Section 4(a)); (iii) any Seller Expenses not deducted from the Buyer Shares as provided in Section 23; (iv) any claim by any Member or on behalf of any Member in connection with any actions of the Representative taken in accordance with the terms of this Agreement, including any claim that any act of or decision not to act by the Representative taken in accordance with the terms of this Agreement does not bind such Member to the indemnification obligations set forth in this Agreement; or (v) the EDD Liability.

(b) No person shall be entitled to recovery for Losses pursuant to Section 15(a) until the total amount of Losses exceeds $5,000 (the “Basket Amount”); provided, that to the extent the amount of Losses exceeds the Basket Amount, the Indemnified Party shall be entitled to recover the Basket Amount as well as the amount of Losses in excess of the Basket Amount.

16. Indemnification Procedure.

(a) Within a reasonable period of time after the incurrence of any Losses by any person entitled to indemnification pursuant to Section 15 hereof (an “Indemnified Party”), including in respect of any claim by a third party described in Section 17, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate in the form of Exhibit F (the “Loss Certificate”), which Loss Certificate shall:

(1) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement;

(2) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

(3) notify the Indemnifying Party that if the Indemnifying Party in good faith objects to the Loss Certificate or any portion of the Loss Certificate, the Indemnifying Party must so notify the Indemnified Party within thirty (30) days or the claim described in the Loss Certificate shall be deemed to be an Agreed Claim that the Indemnifying Party shall be required to pay under this Agreement.

The Indemnified Party shall deliver a copy of the Loss Certificate to the Escrow Agent while the Escrow Fund remains in effect and available to satisfy claims for Losses pursuant to the indemnification provided for in Section 15.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Loss Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Loss Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c) Claims for Losses specified in any Loss Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Loss Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 16(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 16(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 17, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) days of the determination of the amount of any Agreed Claims, the Agreed Claim shall be paid from the Escrow Fund pursuant to the Escrow Agreement. In the event there are not sufficient Buyer Shares in the Escrow Fund to pay the Agreed Claim in full, the Indemnifying Party shall within ten (10) calendar days pay to the Indemnified Party an amount equal to the amount of the Agreed Claim not paid via Buyer Shares from the Escrow Fund, by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) business days prior to such payment.

(d) All claims made against and paid out of the Escrow Fund to Buyer Indemnitees shall be made and paid in accordance herewith and with the terms of the Escrow Agreement.

17. Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under Section 15, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Agreement and does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

18. Notices. Any notices or communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered, telecopied or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, addressed as follows or to such other address as any party shall have specified in conformity with the foregoing:

(a) If to Buyer, to:

Sunset Direct, Inc.

c/o Rainmaker Systems, Inc.

1800 Green Hills Road

Scotts Valley, California 95066

Attention: Steve Valenzuela

Telecopy No.: (831) 430-9705

with a copy to:

White & Case LLP

3 Embarcadero Center, Suite 2200

San Francisco, California 94111

Attention: David Dedyo

Telecopy No.: (415) 544-0202

(b) If to Seller, the Representative or the Members, to:

Launch Project, LLC

242 Ridgeway Ave.

Oakland, CA 94611

Attention: Chad Nuss

Telecopy No.: (510) 653-4628

with a copy to:

McNichols Randick O’Dea & Tooliatos, LLP

5000 Hopyard Road, Suite 400

Pleasanton, California 94588

Attention: Ralph Kokka

Telecopy No.: (925) 460-0969

19. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, including that certain letter agreement, dated April 29, 2005, between Seller and Buyer. This Agreement cannot be amended, supplemented or changed, nor can any provision hereof be waived, except by a written instrument signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

20. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties and any attempted assignment without the required consent shall be void, except that Buyer may without such consent assign this Agreement or any of its rights or obligations hereunder to one or more affiliates of Buyer.

21. Section Headings. The Section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles thereof relating to conflict of laws.

23. Expenses. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby. Any and all conveyance, deed, excise, stamp, sales, use, recording, transfer or similar taxes or fees with respect to the sale of the Assets hereunder shall be paid by Seller. Notwithstanding the foregoing, in the event Seller’s and each Member’s expenses in connection with this Agreement (collectively, “Seller Expenses”) exceed $15,000 (the “Expense Cap”), the Buyer Shares shall be decreased by that amount of Buyer Shares that represent the value equal to the result of subtracting the Expense Cap from the Seller Expenses. For purposes of determining the value of Buyer Shares in the preceding sentence, Buyer Shares shall be valued at the closing price of Buyer’s common stock listed on the Nasdaq Smallcap Market on the Business Day preceding the Closing Date.

24. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

25. Counterparts. This Agreement may be executed in one or more counterparts, confirmed by facsimile signatures transmitted by telephone or pdf formatted signatures transmitted by electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26. Representative of the Members; Power of Attorney.

(a) The Representative is hereby appointed by each Member as agent and attorney-in-fact for each Member, for and on behalf of such Member, to give and receive notices and communications, to authorize delivery to Buyer of funds from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall furnish on behalf of the Members such certificates and other documents as may from time to time be requested by the Escrow Agent. The Representative may be changed by the Members from time to time upon not less than fifteen (15) days’ prior written notice to Buyer and the Escrow Agent, or such shorter period as shall be acceptable to Buyer and the Escrow Agent in their reasonable discretion; provided that the Representative may not be changed or removed unless Members entitled to an aggregate of two-thirds interest of the Escrow Fund agree to such removal and to the identity of a substituted Representative. Any vacancy in the position of Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Representative, and the Representative shall not receive compensation for its services. Notices or communications to or from the Representative shall constitute notice to or from each of the Members, and the Representative is hereby authorized by the Members to give and receive notices and other communications under this Agreement on behalf of each Member (including for purposes of Sections 16 and 17).

(b) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Members shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

(c) In order to induce the Representative to act in such capacity, the Representative:

(1) shall not be under any duty to give greater consideration to the interest of any Member or Members than to that of any other Member or Members;

(2) may act in reliance upon any statement (oral or written), instrument or signature believed by the Representative to be genuine and may assume that any such statement, instrument or signature purportedly given by any Member in connection with this Agreement has been given by such Member;

(3) shall not be liable to the Members for any mistake of fact or error in judgment or for any acts of omission of any kind unless by the Representative’s own gross negligence, bad faith or willful misconduct;

(4) shall not be required to make any representation as to the validity, value or genuineness of any document or instrument held by the Representative or delivered by the Representative;

(5) shall not be obligated to risk its own funds in the course of performing as Representative; and

(6) shall not have any duties or responsibilities except those expressly set forth in this Agreement to which the Representative is a party and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

27. Actions of the Representative. A decision, act, consent or instruction of the Representative under or in connection with this Agreement shall constitute a decision of all the Members and shall be final, binding and conclusive upon each of such Members, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Member. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first written above.

SUNSET DIRECT, INC.

By	/s/ Steve Valenzuela
Name:	Steve Valenzuela
Title:	Authorized Person

RAINMAKER SYSTEMS, INC.

By	/s/ Steve Valenzuela
Name:	Steve Valenzuela
Title:	Chief Financial Officer

LAUNCH PROJECT, LLC

By	/s/ Vincent Fontana
Name:	Vincent Fontana
Title:	Manager

By	/s/ Chad Nuss
Name:	Chad Nuss
Title:	Manager

REPRESENTATIVE

/s/ Chad Nuss
CHAD NUSS, as Representative

Signature Page 1 to Asset Purchase Agreement

THE MEMBERS

/s/ Chad Nuss
Chad Nuss

/s/ Vincent Fontana
Vincent Fontana

/s/ Rory Sheen
Rory Sheen

Signature Page 2 to Asset Purchase Agreement

EXHIBIT A

Section 1 (a)

iSales is an On-Demand Lead Management application, providing hi-tech companies with a hosted online application that manages and tracks the entire lead lifecycle: development, management, distribution and measurement of qualified opportunities for sales professionals. This software platform combines call center management, multi-touch marketing automation, and lead workflow configuration to support a complex sales process into large corporations. Customers of iSales can login via the web and have real-time visibility to the entire lead management process, prospect pipelines, and campaign performance reports. The iSales platform consists of the following components: LPLog, LPFeedback, LPScheduled, LPRedirect, LPRegister, LPMarketingRedirect, LPMarketing and the iSalesSQL Server 2000 database holding customer proprietary contacts referred to as “iDatabase.”

A-1

Exhibit F

to

Asset Purchase Agreement

dated as of July 1, 2005

by and among

Sunset Direct, Inc., Rainmaker Systems, Inc.,

Chad Nuss,

The Members Identified on Exhibit A hereto,

and

Launch Project LLC

Form of Loss Certificate

[Indemnifying Party]

Re:	Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of July 1, 2005 by and among Sunset Direct, Inc., Rainmaker Systems, Inc., Chad Nuss, The Members Identified on Exhibit A hereto, and Launch Project LLC

To Whom It May Concern:

The undersigned incurred a Loss (as defined in the Asset Purchase Agreement) on                      [insert date, must be within a reasonable period of time of delivery of certificate] that is entitled to indemnification pursuant to Section 15 of the Asset Purchase Agreement. Pursuant to Section 16 of the Asset Purchase Agreement, the undersigned herby certifies:

(i) it has paid or properly accrued Losses [or] [anticipates that it will incur liability for Losses for which it is entitled to indemnification pursuant to the Asset Purchase Agreement] in the amount of                     ;

(ii) [specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which the Indemnified Party claims to be entitled hereunder]; and

(iii) You are hereby notified that if you in good faith object to this Loss Certificate or any portion hereof, you must notify the undersigned within thirty (30) days or the claim described in this Loss Certificate shall be deemed to be an Agreed Claim (as defined in the Asset Purchase Agreement) that you shall be required to pay under the Asset Purchase Agreement.

F-1

The foregoing certifications are made and delivered this          day of             , 200  , pursuant to the provisions of the Asset Purchase Agreement.

[Indemnified Party]

By:
Title:

F-2

Exhibit G

to

Asset Purchase Agreement

dated as of July 1, 2005

by and among

Sunset Direct, Inc., Rainmaker Systems, Inc.,

Chad Nuss,

The Members Identified on Exhibit A hereto,

and

Launch Project LLC

Name	Number of Buyer Shares
Chad Nuss	44,800
Vincent Fontana	33,600
Rory Sheen	33,600

F-2